AMENDMENT

This Amendment to Secured Subordinated Convertible Promissory Notes (“Amendment”) is made and entered into as of June 1, 2021, by and between Unique Logistics International, Inc. (f/k/a Innocap, Inc.), a Nevada corporation (the “Company”), and 3a Capital Establishment (“Lender”). Capitalized terms used but not defined herein will have the meanings assigned to them in the Securities Purchase Agreements (as defined below).

WHEREAS, the Company and Lender entered into Securities Purchase Agreements (“Securities Purchase Agreements”) and other Transaction Documents (collectively, “Transaction Documents”) dated as of October 14, 2020 and January 28, 2021, respectively; and

WHEREAS, in connection with the Securities Purchase Agreements, the Company issued to the Lender Secured Subordinated Convertible Promissory Notes (the “Notes”) dated as of October 14, 2020 and January 28, 2021, respectively; and

WHEREAS, the Company and Lender wish to extend the Maturity Dates (as defined in the Notes) of the Notes for a period of one year.

NOW, THEREFORE, the Company and Lender hereby agree as follows:

1.The Maturity Date of the Notes shall be October 6, 2022 and January 28, 2023, respectively.

2.This Amendment may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument. This Amendment may be signed and delivered by facsimile or electronically and such facsimile or electronically signed and delivered Amendment shall be enforceable.

3.This Amendment shall be included in the definition of Transaction Documents as such term is defined in the Securities Purchase Agreements.

4.Except as expressly set forth herein, this Amendment shall not be deemed to be a waiver, amendment or modification of any provisions of the Transaction Documents or of any right, power or remedy of the Lender, or constitute a waiver of any provision of the Transaction Documents (except to the extent herein set forth), or any other document, instrument and/or agreement executed or delivered in connection therewith and any other agreement to which the Lender may be parties to, in each case whether arising before or after the date hereof or as a result of performance hereunder or thereunder. Except as set forth herein, the Lender reserves all rights, remedies, powers, or privileges available under the Transaction Documents and any other agreement to which the Lender may be parties to, at law or otherwise. This Amendment shall not constitute a novation or satisfaction and accord of the Transaction Documents or any other document, instrument and/or agreement executed or delivered in connection therewith and any other agreement to which the Lender may be a party to.

(Signatures to follow)

IN WITNESS WHEREOF, the Company and the undersigned Lender have caused this Amendment to be executed as of the date first written above.

UNIQUE LOGISTICS INTERNATIONAL, INC.
the “Company”

By:
Name:
Title:

3a CAPITAL ESTABLISHMENT
“Lender”

By:
Name:
Title:

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